Exhibit 99.1

Alteryx Announces Third Quarter 2019 Financial Results

Third Quarter Revenue of $103.4 Million, up 65% Year-Over-Year
Dollar-Based Net Expansion Rate of 132%

IRVINE, Calif. – October 31, 2019 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its third quarter ended September 30, 2019.
"Our track record of strong execution continued in the third quarter," said Dean Stoecker, CEO of Alteryx, Inc. "We are emerging as a strategic partner for enterprises across the globe looking for real-world solutions to data challenges. Looking ahead, by continuing to bring innovative technologies to market while simultaneously broadening our go-to-market reach, we believe we are setting the stage for sustainable growth."
Third Quarter 2019 Financial Highlights

•	Revenue: Revenue for the third quarter of 2019 was $103.4 million, an increase of 65%, compared to revenue of $62.6 million in the third quarter of 2018.

•
Gross Profit: GAAP gross profit for the third quarter of 2019 was $93.8 million, or a GAAP gross margin of 91%, compared to GAAP gross profit of $56.8 million, or a GAAP gross margin of 91%, in the third quarter of 2018. Non-GAAP gross profit for the third quarter of 2019 was $95.3 million, or a non-GAAP gross margin of 92%, compared to non-GAAP gross profit of $57.5 million, or a non-GAAP gross margin of 92%, in the third quarter of 2018.

•
Income from Operations: GAAP income from operations for the third quarter of 2019 was $11.9 million, compared to $9.4 million for the third quarter of 2018. Non-GAAP income from operations for the third quarter of 2019 was $22.0 million compared to non-GAAP income from operations of $14.3 million for the third quarter of 2018.

•
Net Income (Loss): GAAP net loss attributable to common stockholders for the third quarter of 2019 was $(6.2) million, compared to GAAP net income of $10.8 million for the third quarter of 2018. GAAP net loss per diluted share for the third quarter of 2019 was $(0.10), based on 64.0 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.17, based on 65.6 million GAAP weighted-average diluted shares outstanding for the third quarter of 2018.

Non-GAAP net income and non-GAAP net income per diluted share for the third quarter of 2019 were $16.4 million and $0.24, respectively, compared to non-GAAP net income of $11.9 million and non-GAAP net income per diluted share of $0.18 for the third quarter of 2018. Non-GAAP net income per diluted share for the third quarter of 2019 was based on 69.5 million non-GAAP weighted-average diluted shares outstanding, compared to 65.6 million non-GAAP weighted-average diluted shares outstanding for the third quarter of 2018.

•
Balance Sheet and Cash Flow: As of September 30, 2019, we had cash, cash equivalents, and short-term and long-term investments of $986.5 million, compared with $426.2 million as of December 31, 2018. Cash provided by operating activities for the first nine months of 2019 was $13.5 million compared to cash provided by operating activities of $11.7 million for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Third Quarter 2019 and Recent Business Highlights

•	Ended the third quarter of 2019 with 5,613 customers, a 30% increase from the third quarter of 2018. Added 335 net new customers in the third quarter of 2019.

•	Achieved a dollar-based net expansion rate (annual contract value based) of 132% for the third quarter of 2019.

•	Raised $800 million of additional growth capital via a convertible note offering in August 2019.

•	Acquired Feature Labs to further enable Alteryx to address the data science and machine learning talent gap in October 2019.
Financial Outlook
As of October 31, 2019, guidance for the fourth quarter 2019 and full year 2019 is as follows:

•	Fourth Quarter 2019 Guidance:

•	Revenue is expected to be in the range of $128.0 million to $131.0 million, an increase of 44% to 47% year-over-year.

•	Non-GAAP income from operations is expected to be in the range of $26.0 million to $29.0 million.

•
Non-GAAP net income per share is expected to be in the range of $0.27 to $0.30 based on approximately 71.0 million non-GAAP weighted-average diluted shares outstanding and an effective tax rate of 20%.

•	Full Year 2019 Guidance:

•	Revenue is now expected to be in the range of $389.0 million to $392.0 million, an increase of 53% to 55% year-over-year.

•	Non-GAAP income from operations is now expected to be in the range of $50.0 million to $53.0 million.

•
Non-GAAP net income per share is now expected to be in the range of $0.57 to $0.60 based on approximately 69.1 million non-GAAP weighted-average diluted shares outstanding and an effective tax rate of 20%.

The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation expense, acquisition related adjustments, amortization of debt discount and issuance costs, and certain non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition related adjustments, amortization of debt discount and issuance costs, and certain non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2019 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investor Relations” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through November 7, 2019, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13695466. An archived webcast of this conference call will also be available on the “Investor Relations” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization of intangible assets and changes in fair value of contingent consideration, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the loss on induced conversion and loss on debt extinguishment and the portion of the amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed annual projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we evaluated an annual projection that excludes the direct impact of the following non-cash items: stock-based compensation expenses, amortization of purchased intangibles, the amortization of debt discount and issuance costs, and the loss on induced conversion and debt extinguishment. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% and 23% for 2019 and 2018, respectively. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the fourth quarter 2019 and full year 2019, our market opportunity, our ability to execute our long-term growth strategy, our non-GAAP tax rate for 2019, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our ability to manage our growth effectively; our ability to expand our talent base, particularly our sales force and software engineers, and increase their productivity; our history of losses; the rate of growth in the market for analytics products and services; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers, expand sales to existing customers and maintain the subscription amount and subscription term to renewing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Emily Singer
esinger@alteryx.com
Investor Contacts
Alteryx, Inc.
Karen Moran, 844-842-1912
VP Investor Relations
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$103,397	$62,589	$261,460	$164,420
Cost of revenue	9,645	5,810	26,940	16,083
Gross profit	93,752	56,779	234,520	148,337
Operating expenses:
Research and development	17,755	10,531	48,208	31,480
Sales and marketing	43,779	24,934	130,414	74,552
General and administrative	20,282	11,920	56,652	33,653
Total operating expenses	81,816	47,385	235,274	139,685
Income (loss) from operations	11,936	9,394	(754)	8,652
Interest expense	(6,477)	(2,971)	(12,561)	(4,371)
Other income, net	145	1,755	3,821	1,691
Loss on induced conversion and debt extinguishment	(20,507)	—	(20,507)	—
Income (loss) before benefit of income taxes	(14,903)	8,178	(30,001)	5,972
Benefit of income taxes	(8,663)	(2,643)	(26,456)	(5,507)
Net income (loss)	$(6,240)	$10,821	$(3,545)	$11,479
Net income (loss) per share attributable to common stockholders, basic	$(0.10)	$0.18	$(0.06)	$0.19
Net income (loss) per share attributable to common stockholders, diluted	$(0.10)	$0.17	$(0.06)	$0.18
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	63,966	61,103	62,842	60,618
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	63,966	65,559	62,842	64,301

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of revenue	$431	$226	$1,148	$571
Research and development	1,659	828	4,014	2,782
Sales and marketing	3,471	1,641	8,822	4,411
General and administrative	3,275	1,687	8,211	4,301
Total	$8,836	$4,382	$22,195	$12,065

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$642,450	$89,974
Short-term investments	231,976	239,718
Accounts receivable, net	67,704	94,922
Prepaid expenses and other current assets	53,361	37,199
Total current assets	995,491	461,813
Property and equipment, net	15,229	11,729
Operating lease right-of-use assets	34,325	—
Long-term investments	112,060	96,551
Goodwill	18,836	9,494
Intangible assets, net	15,282	7,491
Other assets	48,086	31,089
Total assets	$1,239,309	$618,167
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,200	$5,028
Accrued payroll and payroll related liabilities	26,460	24,659
Accrued expenses and other current liabilities	19,495	10,878
Deferred revenue	66,561	84,015
Convertible senior notes, net	67,079	—
Total current liabilities	190,795	124,580
Convertible senior notes, net	623,720	173,647
Deferred revenue	2,026	2,130
Operating lease liabilities	30,307	—
Other liabilities	5,726	15,992
Total liabilities	852,574	316,349
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	6
Additional paid-in capital	402,791	315,291
Accumulated deficit	(16,453)	(12,908)
Accumulated other comprehensive income (loss)	390	(571)
Total stockholders’ equity	386,735	301,818
Total liabilities and stockholders’ equity	$1,239,309	$618,167

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(6,240)	$10,821	$(3,545)	$11,479
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,342	654	3,328	3,087
Non-cash operating lease cost	1,404	—	3,538	—
Stock-based compensation	8,836	4,382	22,195	12,065
Amortization of debt discount and issuance costs	5,436	2,672	10,949	3,933
Deferred income taxes	(9,227)	(1,870)	(27,267)	1,552
Loss on induced conversion and debt extinguishment	20,507	—	20,507	—
Other non-cash operating activities, net	1,228	95	1,143	478
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(3,592)	(6,773)	26,698	(1,303)
Deferred commissions	(2,816)	(2,643)	(4,882)	(6,114)
Prepaid expenses and other current assets and other assets	(13,679)	(6,991)	(28,949)	(18,875)
Accounts payable	412	(1,041)	5,165	5,987
Accrued payroll and payroll related liabilities	7,574	1,850	1,703	1,697
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	209	1,394	441	(3,350)
Deferred revenue	(4,581)	2,742	(17,538)	1,029
Net cash provided by operating activities	6,813	5,292	13,486	11,665
Cash flows from investing activities:
Purchases of property and equipment	(2,610)	(2,424)	(6,160)	(5,929)
Cash paid in business acquisitions, net of cash acquired	—	—	(16,604)	(3,537)
Purchases of investments	(89,191)	(71,034)	(235,973)	(342,851)
Maturities of investments	64,754	49,545	231,794	88,919
Net cash used in investing activities	(27,047)	(23,913)	(26,943)	(263,398)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	783,946	(67)	783,946	224,708
Principal payments on convertible senior notes	(145,241)	—	(145,241)	—
Purchase of capped calls	(87,360)	—	(87,360)	(19,113)
Proceeds from receipt of Section 16(b) disgorgement	—	—	4,918	—
Proceeds from exercise of stock options	4,838	5,672	18,065	12,496
Minimum tax withholding paid on behalf of employees for restricted stock units	(1,134)	(101)	(6,395)	(149)
Other financing payments	—	(80)	(1,305)	(495)
Net cash provided by financing activities	555,049	5,424	566,628	217,447
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(366)	(50)	(323)	(106)
Net increase (decrease) in cash, cash equivalents and restricted cash	534,449	(13,247)	552,848	(34,392)
Cash, cash equivalents and restricted cash—beginning of period	109,360	98,771	90,961	119,916
Cash, cash equivalents and restricted cash—end of period	$643,809	$85,524	$643,809	$85,524

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$93,752	$56,779	$234,520	$148,337
GAAP gross margin	91%	91%	90%	90%
Add back:
Stock-based compensation expense	431	226	1,148	571
Amortization of intangible assets	1,128	456	2,670	1,353
Non-GAAP gross profit	$95,311	$57,461	$238,338	$150,261
Non-GAAP gross margin	92%	92%	91%	91%
Reconciliation of non-GAAP income from operations:
GAAP income (loss) from operations	$11,936	$9,394	$(754)	$8,652
GAAP operating margin	12%	15%	0%	5%
Add back:
Stock-based compensation expense	8,836	4,382	22,195	12,065
Amortization of intangible assets	1,181	518	2,838	1,512
Contingent consideration expense (income)	—	—	(75)	455
Non-GAAP income from operations	$21,953	$14,294	$24,204	$22,684
Non-GAAP operating margin	21%	23%	9%	14%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$(6,240)	$10,821	$(3,545)	$11,479
Add back:
Stock-based compensation expense	8,836	4,382	22,195	12,065
Amortization of intangible assets	1,181	518	2,838	1,512
Amortization of debt discount and issuance costs	4,925	2,428	9,935	3,574
Loss on induced conversion and debt extinguishment	20,507	—	20,507	—
Contingent consideration expense (income)	—	—	(75)	455
Income tax adjustments	(12,772)	(6,209)	(31,536)	(10,930)
Non-GAAP net income	$16,437	$11,940	$20,319	$18,155
Non-GAAP diluted income per share:
Non-GAAP net income	$16,437	$11,940	$20,319	$18,155
Non-GAAP weighted-average shares used to compute net income per share attributable to common stockholders, diluted	69,503	65,559	68,502	64,301
Non-GAAP net income per share, diluted	$0.24	$0.18	$0.30	$0.28
Reconciliation of non-GAAP diluted net income per share:
GAAP net income (loss) per share attributable to common stockholders, diluted	$(0.10)	$0.17	$(0.06)	$0.18
Add back:
Non-GAAP adjustments to net income (loss) per share	0.34	0.01	0.36	0.10
Non-GAAP net income per share, diluted	$0.24	$0.18	$0.30	$0.28
Reconciliation of non-GAAP diluted weighted-average shares outstanding:
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	63,966	65,559	62,842	64,301
Add back:
Effect of potentially dilutive shares	5,537	—	5,660	—
Non-GAAP weighted-average shares used to compute non- GAAP net income per share, diluted	69,503	65,559	68,502	64,301
Alteryx, Inc.
Key Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2018	2018	2018	2018	2019	2019	2019
Customers	3,673	3,940	4,315	4,696	4,973	5,278	5,613
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year.  To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2018	2018	2018	2018	2019	2019	2019
Dollar-based net expansion rate	129%	129%	131%	132%	134%	133%	132%
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2018	2019	2019	2019
Remaining performance obligations	$223.1	$214.0	$238.8	$271.8
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2018	2019	2019	2019
Contract assets	$27.7	$34.5	$38.6	$50.4